SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 17, 2005

FiberMark, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-12865	82-0429330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

161 Wellington Road
P.O. Box 498
Brattleboro, Vermont 05302
(802) 257-0365

Item 8.01. Other Events and Regulation FD Disclosure

On August 17, FiberMark issued a press release reporting the filing of orders by the U.S. Bankruptcy Court for the District of Vermont regarding its ruling in favor of unsealing the independent examiner’s report, but allowing opposing parties to seek a stay pending appeal. These exhibits shall be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934. These orders and a memorandum of decision are available on FiberMark’s Web site at the following address:

http://www.fibermark.com/restructure/index.html

Item 9.01. Financial Statements and Exhibits

Exhibit 99.1 Press Release, Dated August 17, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FiberMark

Date: August 17, 2005	By:	/s/ John E. Hanley
John E. Hanley
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1*	Press Release, Dated August 17, 2005
* Filed herewith

FOR IMMEDIATE RELEASE	Contact:	Janice C. Warren
Director of Investor Relations and Corporate Communications
802 257 5981

Exhibit 99.1

FiberMark Reports Court Rules in Favor of Unsealing Examiner’s Report,
but Allows Opposing Parties to Seek Stay Pending Appeal

BRATTLEBORO, VERMONT, August 17, 2005—FiberMark, Inc. (OTCBB: FMKIQ) today announced that the U.S. Bankruptcy Court for the District of Vermont has determined that the report of the independent examiner appointed in the company’s chapter 11 case should be unsealed, subject to certain minimal redactions. The report details the examiner’s findings with respect to certain issues involving the official creditors committee, which has since been disbanded by the United States Trustee. The Court, however, concurrently established a schedule by which certain parties who oppose the unsealing may seek a stay of the unsealing order pending appeal. Under that schedule, the redacted report will be unsealed on August 19, 2005 if no motion for a stay is filed. Alternatively, if a motion for a stay is filed, the Court will rule on the motion by August 24, 2005, and if the Court denies the motion, the redacted report will be immediately unsealed. If, on the other hand, the Court grants the motion, a temporary stay will be in place until August 29, 2005, to allow the opposing parties to seek relief on appeal. If no such relief is obtained, the redacted report will be unsealed on August 29, 2005.

FiberMark, headquartered in Brattleboro, Vt., is a leading producer of specialty fiber-based materials meeting industrial and consumer needs worldwide, operating 11 facilities in the eastern United States and Europe. Products include filter media for transportation and vacuum cleaner bags; base materials for specialty tapes, electrical and graphic arts applications; wallpaper, building materials and sandpaper; and cover/decorative materials for office and school supplies, publishing, printing and premium packaging.

This document contains forward-looking statements. Actual results may differ depending on risk factors discussed in the company's Form 10-K/A as filed with the SEC on May 4, 2005, which is accessible on the company's Web site at www.fibermark.com.